ALAMOS GOLD INC.	Suite 2010,120 Adelaide Street West Toronto, Ontario Canada M5H 1T1 Telephone: (416) 368-9932 1-866-788-8801 Website: www.alamosgold.com Trading Symbol: TSX : AGI

Friday, June 15, 2007	For Immediate Release

Alamos Gold Inc. Announces Intention to Terminate SEC Reporting

Toronto, Ontario Alamos Gold Inc. (TSX:AGI) (“Alamos” or the “Company”) intends to file Form 15F with the Securities and Exchange Commission (“SEC”) prior to June 30, 2007 in order to voluntarily terminate its reporting obligations under Section 13(a) of the Securities Exchange Act of 1934 (“Exchange Act”). The common shares of the Company have never been listed on a United States stock exchange and the Company has no current plans to seek a United States listing.

Rules governing the Termination of a Foreign Private Issuer’s Registration of a Class of Securities under Section 12(g) and Duty To File Reports Under Section 13(a) or 15(d) of the Exchange Act permit foreign private issuers with less than 5% of their worldwide average trading volume in the United States to terminate their registration of shares and cease their related reporting obligations.

The Board of Directors has unanimously approved the Company’s termination of its SEC reporting obligations.

The Company believes that the costs associated with the SEC Sarbanes-Oxley requirements outweigh benefits received from maintaining its SEC reporting obligations. The Company is up-to-date with all filings in both Canada and the United States and is currently in full compliance with the internal control and related provisions of Canadian securities laws.

Alamos common shares are traded on the Toronto Stock Exchange under the symbol “AGI” and convertible debentures under the symbol “AGI.DB”.

FOR FURTHER INFORMATION PLEASE CONTACT:

John A. McCluskey President and Chief Executive Officer Tel: 416-368-9932 x203	Victoria Vargas Investor Relations Tel: 416-368-9932 x201 Email: vvargas@alamosgold.com

The TSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Cautionary Note
No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. This News Release includes certain “forward-looking statements”. All statements other than statements of historical fact included in this release, including without limitation statements regarding potential mineralization and reserves, exploration results, and future plans and objectives of Alamos, are forward-looking statements that involve various risks and uncertainties. These forward-looking statements include, but are not limited to, statements with respect to cost savings and other matters related to the benefits and burdens of filing reports with the SEC.

There can be no assurance that forward-looking statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.